Exhibit 23.2
CONSENT OF VITALE, CATURANO & COMPANY, LTD.
As independent registered public accountants, we hereby consent to the use of our report dated March 10, 2006 (except with respect to the Series C financing and common stock split discussed in Note 5 as to which the dates are May 12, 2006 and September 6, 2007, respectively) on the statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit) and comprehensive loss, and cash flows of Constant Contact, Inc. for the year ended December 31, 2005, and to the references to our Firm under the captions “Experts” and “Selected Financial Data” included in or made a part of this Amendment No. 1 to the registration statement on Form S-1 and related prospectus.

/s/ Vitale, Caturano & Company, Ltd.
VITALE, CATURANO & COMPANY, LTD. Boston, Massachusetts April 10, 2008